Exhibit 10.2

BIONANO GENOMICS, INC.

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of May 06, 2026 by and between Bionano Genomics, Inc., a Delaware corporation having its principal place of business located at 9540 Towne Centre Drive, Suite 100, San Diego, CA 92121 (collectively with its affiliates, “Company”), and R. Erik Holmlin, Ph.D. (“Consultant”).

The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company and Consultant is willing to perform such services, on the terms described below.

Agreement

In consideration of the mutual promises contained herein, the parties agree as follows:

1.
Services and Compensation. Consultant agrees to perform for the Company the services described in Exhibit A as requested by the Company from time to time (the “Services”), and the Company agrees to pay Consultant the compensation described in Exhibit A for Consultant’s performance of the Services. If not specified on Exhibit A, the scope, timing, duration, and site of performance of said Services shall be mutually and reasonably agreed to by the Company and Consultant and are subject to change upon the written agreement of both parties. Consultant will make reasonable, good faith efforts to provide the Services in a timely and professional manner consistent with industry practices.
2.
Confidentiality.
2.1
Definitions. “Confidential Information” means all data, information, technology, samples and specimens relating to the Company or its plans, products, product concepts, technologies, business, financial, marketing, research, non-clinical, clinical or regulatory affairs, manufacturing processes and procedures, or those of any other third party, from whom the Company receives information on a confidential basis, whether written, graphic or oral, furnished to Consultant by or on behalf of the Company, either directly or indirectly, or obtained or observed by Consultant while providing services hereunder, and the Services to be provided by Consultant hereunder. Confidential Information does not include (i) information that is now in the public domain or subsequently enters the public domain and is generally available without fault on the part of Consultant; (ii) information that is presently known by Consultant from Consultant’s own sources as evidenced by Consultant’s prior written records; or (iii) information disclosed to Consultant by a third party legally and contractually entitled to make such disclosures.
2.2
Nonuse and Nondisclosure. Consultant will not, during or subsequent to the term of this Agreement, (i) use the Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or (ii) disclose the Confidential Information to any third party. Consultant agrees that, as between the Company and Consultant, all Confidential Information will remain the sole property of the Company. Consultant also agrees to take all necessary and reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. Without the Company’s prior written approval, Consultant may

1 of 8

disclose the existence, but not the terms, of this Agreement to third parties. Anything to the contrary notwithstanding, Consultant may also disclose Confidential Information to the extent such disclosure is required by a court of competent jurisdiction and provided that Consultant promptly notifies the Company of such requirement. Consultant acknowledges that the use or disclosure of Confidential Information without the Company’s express written permission will cause the Company irreparable harm and that any material breach or threatened material breach of this Agreement by Consultant will entitle the Company to seek injunctive relief and reasonable attorneys’ fees, in addition to any other legal remedies available to it, in any court of competent jurisdiction.
2.3
Third Party Confidential Information. Consultant recognizes that the Company has received and in the future may receive from third parties, their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that, during the Term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or entity or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party, unless otherwise authorized by such third party.
2.4
Return of Materials. At any time upon the Company’s request, Consultant will deliver to the Company all of the Company’s property, equipment and documents, together with all copies thereof, that were previously given to Consultant, including but not limited to all electronically stored confidential and/or nonpublic information, passwords to access such property, or Confidential Information that Consultant may have in Consultant’s possession or control, and Consultant agrees to certify in writing that Consultant has fully complied with this obligation.
3.
Ownership.
3.1
Assignment. Consultant agrees that all copyrights and copyrightable material, notes, records, drawings, designs, inventions, ideas, discoveries, enhancements, modifications, know-how, improvements, developments, discoveries, trade secrets’ data and information of every kind and description conceived, generated, made, discovered, developed or reduced to practice by Consultant, solely or in collaboration with others, during the Term and in the course of performing Services under this Agreement (collectively, “Inventions”), are, as between the Company and Consultant, the sole and exclusive property of the Company. Consultant agrees to disclose such Inventions promptly to the Company and hereby assigns, and agrees to assign, all of Consultant’s right, title and interest in and to any such Inventions promptly to the Company without royalty or any other consideration and to execute all applications, assignments or other instruments reasonably requested by the Company in order for the Company to establish the Company’s ownership of such Inventions and to obtain whatever protection for such Inventions, including copyright and patent rights in any and all countries on such Inventions as the Company shall determine.
3.2
Further Assurances. Consultant agrees to assist the Company, or its designee, in every reasonable way to secure the Company’s rights in Inventions and any

2 of 8

copyrights, patents or other intellectual property rights relating to all Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect to all Inventions, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Inventions, and any copyrights, patents, or other intellectual property rights relating to all Inventions. Consultant also agrees that Consultant’s obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement.
3.3
Pre-Existing Materials. Subject to Section 3.1, Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Invention developed under this Agreement any pre-existing invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, (i) Consultant will inform the Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention. Consultant will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without the Company’s prior written permission.
3.4
Attorney-in-Fact. Consultant agrees that, if the Company is unable because of Consultant’s unavailability, dissolution, or mental or physical incapacity to secure Consultant’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents, mask work or copyright registrations covering the Inventions assigned to the Company in Section 3.1, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any such applications and to do all other lawfully permitted acts only to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant.
4.
Representations and Warranties. Consultant represents and warrants to the Company that Consultant is legally able to enter into this Agreement and that Consultant’s execution, delivery and performance of this Agreement will not and does not conflict with any agreement, arrangement or understanding, written or oral, to which Consultant is a party or by which Consultant is bound.
5.
Term and Termination.
5.1
Term. The term of this Agreement (the “Term”) shall commence on the date this Agreement is signed by all parties hereto (the “Effective Date”), and shall remain in full force and effect until the earlier of (i) three (3) months from the Effective Date, which term may be extended for an additional three (3) months by mutual written consent or (ii) termination as provided in Section 5.2.

3 of 8

5.2
Termination. Either party may terminate this Agreement by giving 30 days prior written notice to the other party. The Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement. The Company and Consultant agree that the terms and conditions of this Agreement, including the Term, shall be subject to an annual review by the Company’s Board of Directors.
5.3
Survival. Upon termination of this Agreement, all rights and duties of the Company and Consultant toward each other shall cease except:
(a)
The Company will pay, within 30 days after the effective date of termination, all amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date and related expenses, if any, submitted in accordance with the Company’s policies and in accordance with the provisions of Section 1 of this Agreement; and
(b)
Sections 2, 3, 4, 5.3, 6, 9, 10.1, 10.2, 11 and 12 will survive termination of this Agreement.
6.
Independent Contractor; Benefits; Taxes.
6.1
Independent Contractor. It is the express intention of the Company and Consultant that Consultant performs the Services as an independent contractor to the Company, and nothing in this Agreement should be construed to create a partnership, joint venture or employer-employee relationship. Consultant (a) is not the agent of the Company and (b) is not authorized to make any representation, contract, or commitment on behalf of the Company.
6.2
Benefits. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company. If Consultant is reclassified by a state or federal agency or court as the Company’s employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.
6.3
Taxes and Withholdings. The Company shall not be responsible for paying any federal, state or local taxes on compensation, and Consultant shall be solely responsible for the payment thereof. The Company may, however, report payments made to Consultant hereunder to tax authorities and shall inform Consultant of such actions. Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws, including laws governing self-employed individuals, if applicable, such as laws related to payment of taxes, social security, disability, and other contributions based on fees paid to Consultant under this Agreement. The Company will not withhold or make payments for social security, unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on Consultant’s behalf. Consultant hereby agrees to indemnify and defend the Company against any and all such taxes or contributions, including penalties and interest. Consultant agrees to provide proof of payment of appropriate taxes on any fees paid to Consultant under this Agreement upon reasonable request of the Company.

4 of 8

6.4 Section 409A. The intent of the Parties is that payments under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) to the extent applicable and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Nonetheless, Consultant understands and agrees that Consultant shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by Consultant on account of non-compliance with Section 409A. Each amount to be paid under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A. For the avoidance of doubt, Consultant experienced a “separation from service” from the Company on the date that his employment as President and Chief Executive Officer of the Company ceased; as of such date, the Parties reasonably anticipated that the level of bona fide services Consultant will perform for the Company after such date will permanently decrease to no more than 20 percent of the average level of bona fide services over the immediately preceding 36-month period.

7.
Indemnification. Consultant agrees to indemnify and hold harmless the Company and its directors, officers and employees from and against all claims, demands, losses, damages, liabilities, costs and expenses whatsoever, including without limitation attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any grossly negligent or intentionally wrongful act of Consultant or Consultant’s assistants, employees or agents, or (ii) any material breach by Consultant or Consultant’s assistants, employees or agents of any of the covenants contained in this Agreement.

The Company shall defend, indemnify and hold Consultant harmless from and against any and all claims, demands, losses, damages, liabilities (including without limitation product liability), settlement amounts, costs and expenses whatsoever (including without limitation reasonable attorneys’ fees and costs and including, without limitation, product liability claims) arising from or relating to any claim, action or proceeding made or brought against Consultant or the Company as a result of, or associated with, the development, use, manufacture, marketing or sale of products regarding which Consultant has provided Services unless such liability arises from Consultant’s or Consultant’s assistants’, employees’ or agents’ gross negligence or intentional misconduct.

8.
Nonsolicitation; Non-Disclosure.
8.1
Nonsolicitation. From the date of this Agreement until 12 months after the termination of this Agreement (the “Restricted Period”), Consultant will not, without the Company’s prior written consent, directly or indirectly, whether for Consultant’s own account or for the account of any other person, firm, corporation or other business organization, solicit, entice, persuade, induce or otherwise attempt to influence any person or business who is, or during the period of Consultant’s engagement by the Company was, an employee, consultant, contractor, partner, supplier, customer or client of the Company or its affiliates to leave or otherwise stop doing business with the Company.
8.2
Non-Disclosure. Consultant agrees that without the prior written consent of the Company, Consultant will not intentionally generate any publicity, news release or other announcement concerning the engagement of Consultant hereunder or the services to be performed

5 of 8

by Consultant hereunder or otherwise utilize the name of the Company or any of its affiliates for any advertising or promotional purposes.
9.
Voluntary Nature of Agreement. Consultant acknowledges and agrees that Consultant is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Consultant further acknowledges and agrees that Consultant has carefully read this Agreement and has asked any questions needed to understand the terms, consequences and binding effect of this Agreement and fully understand it to his or her satisfaction. Finally, Consultant agrees that Consultant has been provided an opportunity to seek the advice of an attorney of its choice before signing this Agreement.
10.
Miscellaneous.
10.1
Governing Law. This Agreement shall be governed by the laws of California without regard to conflicts of law rules.
10.2
Assignability. Except as otherwise provided in this Agreement, Consultant may not sell, assign or delegate any rights or obligations under this Agreement.
10.3
Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement.
10.4
Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.
10.5
Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), or sent via facsimile (with receipt of confirmation of complete transmission) to the party at the party’s address or facsimile number written below or at such other address or facsimile number as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective 3 business days after mailing in accordance with this Section 11.5.

If to the Company, to:

Bionano Genomics, Inc.

Attention: Chief Executive Officer

9540 Towne Centre Drive, Suite 100

San Diego, CA 92121

With a copy to:

contracts@bionano.com

If to Consultant, to:

R. Erik Holmlin, Ph.D.

6 of 8

R. Erik Holmlin, Inc.

[**]

With a copy to:

[**]

The address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Consultant provided by Consultant to the Company.

10.6
Nature of Services. The Company acknowledges that Consultant’s role is advisory in nature. The Company is therefore free, in its sole discretion to accept, modify, or reject Consultant’s recommendations or any work product resulting from the provision of Services as described herein. The Company shall be solely responsible for the consequences, direct or indirect, of any such decision by the Company.
10.7
Amendments; Waiver. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by Consultant and the Company.
10.8
Attorneys’ Fees. In any court action at law or equity that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that party may be entitled.
10.9
Further Assurances. Consultant agrees, upon request, to execute and deliver any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.
10.10
Severability. If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.
10.11
Counterparts and Facsimiles. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimile signatures shall be deemed original signatures for all purposes.

[Signature Page Follows]

7 of 8

In Witness Whereof, the parties hereto have executed this Consulting Agreement as of the date first written above.

CONSULTANT By: /s/ Erik Holmlin Name: R. Erik Holmlin, Ph.D. Date: 5/11/2026	BIONANO GENOMICS, INC. By: /s/ Albert Luderer Name: Albert Luderer, Ph.D. Title: Interim CEO Date: 5/11/2026

[Signature Page to Consulting Agreement]

EXHIBIT A

SERVICES AND COMPENSATION

1. Services. The Services shall include, but shall not be limited to, the following activities, as requested by the Company:

• consulting with the Company’s interim CEO or others as directed by the interim CEO.

•
Other projects to be determined by mutual agreement between Consultant and the interim CEO of the Company.

Consultant shall not incur more than 10 hours with respect to providing the Services without the Company’s prior written consent.

The manner and means that Consultant chooses to complete the Services are in Consultant’s sole discretion and control. Consultant agrees to provide his own equipment, tools, and other materials at his own expense; however, the Company will make its facilities and equipment available to Consultant when necessary.

2. Compensation.

A. The Company will pay Consultant a consulting fee of $5,000.00 per week (“Weekly Fee”) during the Term. The Weekly Fee shall be paid regardless of how many hours the Consultant works in performing Services for the Company and any Services performed in excess of 10 hours per week will be billed to the Company at a rate of $500.00 per hour. The Consulting fee shall be payable weekly but no later than 14 days of the Company receiving an invoice from Consultant detailing the Services provided and the time spent providing such Services, and all of which fees shall be net of any applicable withholding taxes.

B. The Company will reimburse Consultant for all reasonable expenses, including non-local travel, incurred by Consultant in performing the Services pursuant to this Agreement, provided that Consultant receives written consent from the Company’s interim CEO prior to incurring such expenses and submits receipts for such expenses to the Company.